BIOETHICS, LTD

1661 Lakeview Circle

Ogden, UT  84403

Telephone:  801-399-3632

June 17, 2024

SILQ Technologies Corporation

Attn: Verne Sharma, CEO

Re:Proposed Transaction

Dear Verne:

BIOETHICS, LTD, a Nevada corporation (“BIOETHICS”), and SILQ Technologies, a Delaware corporation (“SILQ”), are contemplating a proposed transaction as described below (the “Transaction”).  To facilitate due diligence by BIOETHICS and SILQ and the negotiation of a mutually acceptable definitive agreement for the Transaction, BIOETHICS and SILQ agree to the terms set forth in this non-binding letter of intent (the “Letter of Intent”).

1.Transaction.  BIOETHICS will acquire SILQ pursuant to a reverse triangular merger, or such other structure acceptable to SILQ and BIOETHICS (the “Merger”) in which a newly formed subsidiary of BIOETHICS (“Merger Sub”) will be merged with and into SILQ, with SILQ surviving as a wholly owned subsidiary of BIOETHICS.  Accordingly, BIOETHICS, the parent company, will own SILQ as a wholly owned subsidiary. All outstanding shares of the capital stock of SILQ will be converted into shares of BIOETHICS common stock pursuant to the Definitive Merger Agreement. It is the intention of the parties hereto that the Merger (the “Transaction”) qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

The Merger will be completed pursuant to a customary merger agreement (the “Definitive Merger Agreement”). The Definitive Merger Agreement, and all associated merger documents, shall be drafted by counsel to BIOETHICS. The Definitive Merger Agreement shall contain, among other things:

(a) appropriate representations and warranties of (a) BIOETHICS and (b) SILQ and the major shareholders of SILQ (the “Major Shareholders”);

(b)  agreed upon covenants of (a) BIOETHICS and (b) SILQ and the Major Shareholders reflecting the provisions set forth herein;

(c)other customary provisions; and

(d) appropriate conditions of closing.

The negotiation and execution of the Definitive Merger Agreement shall occur as promptly as practicable following the execution of this Letter of Intent.  The closing of the Merger shall occur as promptly as is practicable after all the conditions to closing are satisfied (the “Closing”).

2.Capitalization of BIOETHICS.  BIOETHICS has 250,000,000 shares of $0.001 par value common stock authorized, 1,135,194 shares of which are currently issued and outstanding, or 567,597 shares as calculated subsequent to the proposed 1-for-2 Reverse Stock Split as described in Section seven (7) below. 25,000,000 shares of $0.01 par value preferred stock are authorized, of which -0- shares are issued and outstanding. BIOETHICS intends to issue common and/or preferred shares convertible into a combined total of approximately 4,982,500 additional shares of post-reverse common stock in connection with consultant and professional fees and incentives, extinguishment of all or part of certain notes payable and accrued expenses, and the private placement as described in Section seven (7) below, such that at the closing of the

Merger it is anticipated the total shares issued and outstanding on a fully-diluted basis will be 50,450,000 post-split common shares.

3.SEC Filings.  BIOETHICS is current in its filings with the Securities and Exchange Commission (“SEC”). Except as set forth herein, BIOETHICS will continue to operate its business in the ordinary course and shall notify SILQ of and obtain SILQ’s prior written consent to any transactions outside the normal course of business. Due to its limited past operations, BIOETHICS is not aware of any contingent liabilities stemming from past transactions.

4.Reverse Split; No Odd Lots. Simultaneous and in connection with the Closing, BIOETHICS will take such action necessary to enact a 1-for-2 reverse split of BIOETHICS’ outstanding Common Stock (the “Reverse Stock Split”). Each two (2) shares of BIOETHICS issued and outstanding Common Stock as of the close of business on the effective date of the approved director’s resolution will be converted automatically into one (1) share of post-reverse stock split Common Stock.  Fractional shares and "odd lots" of less than 100 shares of Common Stock will not be issued.  Instead, BIOETHICS will round up any post-reverse split fractional share to the next whole number, and BIOETHICS will issue one hundred full shares of post-reverse stock split Common Stock to any stockholder who would have been entitled to receive an "odd lot" of less than 100 shares of Common Stock as a result of the reverse stock split.  It is anticipated that after this reverse stock split, there will be approximately 5,550,000 shares of Common Stock issued and outstanding prior to the issuance of the Merger Consideration.

5.Payment of Notes Payable.  Any and all notes payable and accrued expenses of BIOETHICS not otherwise extinguished pursuant to the share issuances described in Section two (2) above will be paid out of proceeds received in connection with the contemplated private placement financing described in Section seven (7) below.

6.Merger Consideration.  Upon consummation of the Merger, the shareholders of SILQ shall receive as Merger consideration an aggregate number of shares of BIOETHICS common stock (the “Merger Consideration”) which shall equal 89% of the fully-diluted outstanding common shares of BIOETHICS, estimated at approximately 44,900,000 shares of BIOETHICS common stock based on the current estimated capitalization described in Section 2 above. The number of shares of BIOETHICS common stock constituting the Merger Consideration shall be appropriately adjusted up or down to equal 89% of the fully-diluted common shares of BIOETHICS if more or less than 5,550,000 fully-diluted shares shall be outstanding immediately prior to consummation of the Merger Transaction.  The Merger Consideration shall not be registered with the Securities and Exchange Commission or any state securities agency and will be “restricted” securities as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended.

7.Definitive Merger Agreement; Closing. In connection with and as a condition of the Closing of the Transaction, BIOETHICS shall raise gross proceeds of $5.5 million in the form of common equity. BIOETHICS shall have ninety-days (90) days from the execution of the Definitive Merger Agreement to raise the $5.5 million from the placement of the common equity. It is anticipated that approximately $1.0 million of this gross amount will be used to retire all of BIOETHICS’ outstanding debt, including broker’s commissions in connection with the $5.5 million capital raise.  After use of up to $1.0 million to be used toward settlement of BIOETHICS’ debt, the net cash on hand in BIOETHICS at closing of the Merger Transaction will not be less than $4.5 million. If the $5.5 million has not been raised within this time period, SILQ and BIOETHICS may mutually agree to extend the fundraising period another thirty (30) days. If there is no mutual agreement to extend, either party may terminate the Definitive Merger Agreement.

8.Post-Closing Capitalization.  Following the Closing there will be approximately 50,450,000 shares of BIOETHICS issued and outstanding including the shares issued in exchange for the private placement cash proceeds described in Section 7 above.  Subject to adjustment as contemplated by Section 6 above, the table below illustrates the stock ownership and related percent ownership immediately following the Merger:

COMPANY	SHARE OWNERSHIP	PERCENT
BIOETHICS	5,550,000	11%
SILQ	44,900,000	89%
TOTAL	50,450,000	100%

9.Financial Information regarding SILQ. SILQ will provide BIOETHICS’s accountants and lawyers with all SILQ financial information required so that BIOETHICS’s financial statements and related disclosure regarding the acquisition of SILQ can be prepared in accordance with generally accepted accounting principles and sufficient for BIOETHICS to file a current report on Form 8-K with the SEC within the required time-period for reporting the Transaction.  SILQ will provide audited financial statements in compliance with PCAOB accounting requirements within 90 days from the date of the execution of this agreement.

10.Due Diligence.  In order to complete their respective due diligence investigations of each other, BIOETHICS will provide to SILQ, and SILQ will provide to BIOETHICS, and each to the other’s attorneys, accountants and other representatives, upon prior coordination with each other, reasonable access during normal business hours to all books, records, contracts, technology, executive and other mutually agreed personnel and other information of BIOETHICS and SILQ from the date last set forth below until the first to occur of (i) the termination of this Letter of Intent, and (ii) the Closing. Each party shall bear its respective costs for conducting its due diligence investigations.

11.Confidentiality.  Neither party nor any of their affiliates will make any public disclosure of, or otherwise disclose to any person (other than its officers, employees, accountants, attorneys, advisors and agents whose duties require them to have access to such information or its current or bona fide prospective shareholders and investors, employees, investment bankers, lenders, and other advisors), the existence or terms of the Transaction or of this Letter of Intent, without the other party’s prior written consent, unless such disclosure is required by law (including securities laws and regulations) or the rules of any securities exchange.  The parties will consult with each other prior to making any public announcement regarding the Transaction.  Neither party nor any of their affiliates, officers or directors will trade in BIOETHICS common stock unless and until there is full public disclosure of the potential Transaction.

12.Post-closing Board of Directors; Name Change. Concurrent with the Closing, the organizational and governance documents of BIOETHICS will be revised to give effect to the proposed Transaction, including appointing such individuals to the BIOETHICS board of directors as requested by SILQ.  Without limiting the foregoing, SILQ will nominate at least (5) members to the board and all current BIOETHICS directors will resign.  The new board of directors will take action that may be required to amend the BIOETHICS certificate of incorporation to change the company’s name as determined by SILQ. Following the Closing, the board of directors shall take such action necessary to provide appropriate D&O coverage for the new board of directors.

13. National Exchange Uplist; Secondary Offering. It is understood and agreed that the newly surviving post-closing entity (“New SILQ”) and the former principals of BIOETHICS will work together to uplist the shares of the public company following the Merger (“New SILQ”) on the NYSE:American Exchange or NASDAQ, and to raise a minimum of $15 Million Dollars through a securities offering in connection with the uplist. The Parties acknowledge that pursuant to listing rules of the NYSE and Nasdaq, New SILQ may not be eligible to apply for uplist on a national exchange until 12 months has passed from the date of the closing of the Merger. However, if the post merged Company desires to uplist to the OTCQB or the OTCQX exchanges during this waiting period, then the aforementioned cooperation will apply to these exchanges as well.

14.Conditions Precedent.  In addition to the terms and conditions set forth above herein, the Transaction will be subject to: (a) compliance with applicable securities laws in connection with the proposed issuance of shares of capital stock of BIOETHICS in the transaction, including the preparation of the required audited and other financial statements related to Form 8-K and any other applicable securities filings in conjunction with proposed transaction, including, but not limited to delivery of all other information required to be included in the post-reorganization Form 8-K; (b) results of due diligence review of SILQ satisfactory to BIOETHICS in BIOETHICS’s sole discretion; and (c) results of due diligence review of BIOETHICS satisfactory to SILQ in SILQ’s sole discretion, which due diligence reviews have not yet been conducted. In addition, the transactions set forth herein are subject to all required third-party consents, including the consent of any lender holding a lien on any of the assets.

15.Exclusivity.In view of the time and expense that SILQ will incur to consummate the Transaction, by executing this letter of intent, BIOETHICS hereby agrees that for a period of ninety (90) days from the date of execution of this Letter of Intent, or unless notified in writing by SILQ of a release, BIOETHICS will not enter into any agreement, or otherwise sell, or accept any offers to purchase from any third parties, any significant assets of BIOETHICS or enter into any other transaction with a third party that would make the Transaction contemplated by this letter of intent impossible or not feasible.

16.Costs.  Each of BIOETHICS and SILQ will pay their own legal, diligence, and other expenses accrued in connection with the contemplated transaction.  SILQ will reserve sufficient working capital at closing to pay for any post-closing legal costs associated with the Merger, including shareholder notifications, proxies, and required public company filings. BIOETHICS and SILQ shall be entitled to reimbursement (from the financing described in Section 7) for costs associated with the Transaction. BIOETHICS shall engage its legal counsel to begin drafting the Definitive Merger Agreement within 60 days of signing this letter of intent.

Acceptance

Please indicate your acceptance of the terms of this non-binding Letter of Intent by signing below and returning by email an executed copy of this Letter of Intent to Mr. Mark Scharmann.  This letter of intent shall be non-binding except for Sections 11, 14, 15 and 16 (which shall constitute binding obligations of the parties) and is subject to the negotiation and execution of the Definitive Agreement and collateral documents referred to above.

BIOETHICS, LTD.

y: ______________________________________

By /s/ Mark A. Scharmann

      Mark A. Scharmann, President

Dated: June 18, 2024

The foregoing letter is agreed to and accepted effective as of the date set forth below.

SILQ TECHNOLOGIES CORPORATION

By /s/ D. Verne Sharma ,

      Verne Sharma, CEO

Dated: June 17, 2024